----------------------------
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                                                    ----------------------------
                                                    OMB Number: 3235-0145
                                                    Expires: December 31, 2005
                                                    Estimated average burden
                                                    hours per response. . . .11
                                                    ----------------------------



                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                                   Telik, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    87959M109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               September 30, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |      Rule 13d-1(b)
|X|      Rule 13d-1(c)
| |      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 37 Pages
                         Exhibit Index Found on Page 35

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management, L.P.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
================================================================================



                               Page 2 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P.  (U.S.), L.L.C.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
================================================================================



                               Page 3 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
================================================================================



                               Page 4 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 5 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Saurabh K. Mittal [See Preliminary Note]
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            India
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 6 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Partners, L.L.C.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       39,500
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     39,500
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            39,500
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
================================================================================



                               Page 7 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       874,300
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     874,300
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            874,300
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.7%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
================================================================================



                               Page 8 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       633,200
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     633,200
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            633,200
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.2%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
================================================================================



                               Page 9 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       66,600
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     66,600
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            66,600
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
================================================================================



                               Page 10 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       69,800
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     69,800
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            69,800
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
================================================================================



                               Page 11 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       24,400
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     24,400
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            24,400
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
================================================================================



                               Page 12 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P. [See Preliminary Note]
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Cayman Islands
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       594,874
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     594,874
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            594,874
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.1%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
================================================================================



                               Page 13 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C. [See Preliminary Note]
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       1,217,326
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     1,217,326
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,217,326
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.3%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
================================================================================



                               Page 14 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       2,302,674
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     2,302,674
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,302,674
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            4.4%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
================================================================================



                               Page 15 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 16 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes [See Preliminary Note]
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       -0-
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 17 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
-------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 18 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 19 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 20 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 21 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 22 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 23 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 24 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 25 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 26 of 37 Pages

                                       13G

===================
CUSIP No. 87959M109
===================

================================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]
                                                                  (b) [ X ]**
    2               **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  3,520,000  Shares,  which is 6.8% of the
                         class of securities. The reporting person on this cover
                         page, however, may be deemed a beneficial owner only of
                         the securities reported by it on this cover page.
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
--------------------------------------------------------------------------------
                                     SOLE VOTING POWER
      NUMBER OF             5
                                     -0-
                    ------------------------------------------------------------
       SHARES                        SHARED VOTING POWER
    BENEFICIALLY            6
      OWNED BY                       3,520,000
                    ------------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
        EACH                7
                                     -0-
                    ------------------------------------------------------------
      REPORTING                      SHARED DISPOSITIVE POWER
     PERSON WITH            8
                                     3,520,000
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,520,000
--------------------------------------------------------------------------------
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                         [   ]

--------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
--------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
================================================================================



                               Page 27 of 37 Pages

         This Amendment No. 1 to Schedule 13G amends the Schedule 13G initially filed on April 18, 2005 (collectively, with all amendments thereto, the "Schedule 13G").

         Preliminary Note: Joseph F. Downes resigned as a managing member of the Management Company and the Farallon General Partner effective September 30, 2005. This amendment to the Schedule 13G reports that Mr. Downes is no longer the deemed beneficial owner of any of the Shares reported herein.

         This amendment to the Schedule 13G also reports that, effective on October 1, 2005, Saurabh K. Mittal became a managing member of Noonday G.P. (U.S.), L.L.C. and Noonday Capital, L.L.C., two of the Reporting Persons listed below, and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entities as of such date.

         The aggregate number of Shares held by the Reporting Persons has not changed as a result of Mr. Downes' resignation or Mr. Mittal's appointment.

         Separately, on September 30, 2005, a Managed Account agreed to transfer 594,874 Shares to Farallon Capital Offshore Investors II, L.P., an affiliated entity. This transfer was effected as a distribution in-kind in redemption of Farallon Capital Offshore Investors II, L.P.'s interest in a Managed Account. The aggregate number of Shares held by the Reporting Persons has not changed as a result of this transfer.

Item 1.  Issuer
         ------

         (a) Name of Issuer:
             --------------

             Telik, Inc. (the "Company")

         (b) Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             3165 Porter Drive, Palo Alto, CA 94304



                              Page 28 of 37 Pages

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

         This statement relates to shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company. The CUSIP number of the Shares is 87959M109.

         Name Of Persons Filing, Address Of Principal Business Office And
         ----------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         -----------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Noonday Fund
         ----------------

                  (i) Noonday Capital Partners, L.L.C., a Delaware limited liability company (the "Noonday Fund"), with respect to the Shares held by it.

         The Noonday Sub-adviser Entities
         --------------------------------

                  (ii) Noonday G.P. (U.S.), L.L.C., a Delaware limited liability company which is a sub-investment adviser to each of the Funds and the Managed Accounts (the "First Noonday Sub-adviser"), with respect to all of the Shares held by Funds and the Managed Accounts;

                  (iii) Noonday Asset Management, L.P., a Delaware limited partnership, which is a sub-investment adviser to each of the Funds and the Managed Accounts (the "Second Noonday Sub-adviser"), with respect to all of the Shares held by the Funds and the Managed Accounts; and

                  (iv) Noonday Capital, L.L.C., a Delaware limited liability company which is the general partner of the Second Noonday Sub-adviser (the "Noonday General Partner"), with respect to all of the Shares held by the Funds and the Managed Accounts.

         The First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Noonday General Partner are together referred to herein as the "Noonday Sub-adviser Entities."

         The Noonday Managing Members
         ----------------------------

                  (v) David I. Cohen ("Cohen") and Saurabh K. Mittal ("Mittal"), the managing members of both the First Noonday Sub-adviser and the Noonday General Partner, with respect to all of the Shares held by the Funds and the Managed Accounts.

         Cohen and Mittal are referred to herein as the "Noonday Individual Reporting Persons."



                              Page 29 of 37 Pages

         The Farallon Funds
         ------------------

                  (vi) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

                  (vii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

                  (viii) Farallon Capital Institutional Partners II, L.P., a
                         California limited partnership ("FCIP II"), with respect to the Shares held by it;

                  (ix) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it;

                  (x) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares held by it; and

                  (xi) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership ("FCOI II"), with respect to the Shares held by it.

         FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the "Farallon Funds." The Farallon Funds and the Noonday Fund are together referred to herein as the "Funds."

         The Management Company
         ----------------------

                  (xii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").

         The Farallon General Partner
         ----------------------------

                  (xiii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds and the managing member of the Noonday Fund (the "Farallon General Partner"), with respect to the Shares held by each of the Funds.

         The Farallon Managing Members
         -----------------------------

                  (xiv) The following persons who are (or, solely with respect to Joseph F. Downes, were) managing members of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Funds and the Managed Accounts: Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry



                              Page 30 of 37 Pages

                           ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek
                           C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons." The Farallon Individual Reporting Persons and the Noonday Individual Reporting Persons are together referred to herein as the "Individual Reporting Persons."

         The citizenship of each of the Funds, the Noonday Sub-adviser Entities, the Management Company and the Farallon General Partner is set forth above. Each of the Individual Reporting Persons other than Mittal is a citizen of the United States. Mittal is a citizen of India. The address of the principal business office of each of the Noonday Sub-adviser Entities and the Noonday Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The address of the principal business office of each of the Reporting Persons other than the Noonday Sub-adviser Entities and the Noonday Individual Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3.  If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or
         ---------------------------------------------------------------
         240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity
         -----------------------------------------------------------------
         Specified In (a) - (j):
         ----------------------

         Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c),
         -----------------------------------------------------------
         Check This Box. [X]
         --------------

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The First Noonday
Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund,



                              Page 31 of 37 Pages
may be deemed to be the beneficial owner of all such Shares owned by the Funds. The Farallon Individual Reporting Persons other than Downes, as managing members of both the Farallon General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. Each of the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         As of September 30, 2005, Downes may no longer be deemed to be the beneficial owner of any Shares.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

         Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which Acquired The
         ----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

         Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

         The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

         Not Applicable.

Item 10. Certification
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                              Page 32 of 37 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  October 11, 2005


                            /s/ Monica R. Landry
                            ----------------------------------------
                            FARALLON PARTNERS, L.L.C.,
                            On its own behalf,
                            as the Managing Member of
                            NOONDAY CAPITAL PARTNERS, L.L.C.,
                            and as the General Partner of
                            FARALLON CAPITAL PARTNERS, L.P.,
                            FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                            and Farallon Capital Offshore Investors II, L.P. By Monica R. Landry,
                            Managing Member


                            /s/ Monica R. Landry
                            ----------------------------------------
                            NOONDAY G.P. (U.S.), L.L.C.
                            By Monica R. Landry,
                            Attorney-in-fact


                            /s/ Monica R. Landry
                            ----------------------------------------
                            NOONDAY CAPITAL, L.L.C.,
                            On its own behalf and as the General Partner of NOONDAY ASSET MANAGEMENT, L.P.
                            By Monica R. Landry,
                            Attorney-in-fact


                            /s/ Monica R. Landry
                            ----------------------------------------
                            FARALLON CAPITAL MANAGEMENT, L.L.C.
                            By Monica R. Landry,
                            Managing Member



                              Page 33 of 37 Pages

                            /s/ Monica R. Landry
                            ----------------------------------------
                            Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark
                            C. Wehrly.



         The Powers of Attorney, each executed by Downes, Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this
Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Ding and Schrier authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix
Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Ellwein and Patel authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Powers of Attorney executed by each of Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Landry to sign and file this Schedule 13G on its or his behalf, which was filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc. is hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.



                              Page 34 of 37 Pages

                                  EXHIBIT INDEX


EXHIBIT 2                                Joint Acquisition Statement Pursuant to
                                         Section 240.13d-1(k)









                              Page 35 of 37 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13G

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  October 11, 2005


                              /s/ Monica R. Landry
                              ----------------------------------------
                              FARALLON PARTNERS, L.L.C.,
                              On its own behalf,
                              as the Managing Member of
                              NOONDAY CAPITAL PARTNERS, L.L.C.,
                              and as the General Partner of
                              FARALLON CAPITAL PARTNERS, L.P.,
                              FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                              and Farallon Capital Offshore Investors II, L.P. By Monica R. Landry,
                              Managing Member


                              /s/ Monica R. Landry
                              ----------------------------------------
                              NOONDAY G.P. (U.S.), L.L.C.
                              By Monica R. Landry,
                              Attorney-in-fact


                              /s/ Monica R. Landry
                              ----------------------------------------
                              NOONDAY CAPITAL, L.L.C.,
                              On its own behalf and as the General Partner
                              of NOONDAY ASSET MANAGEMENT, L.P.
                              By Monica R. Landry,
                              Attorney-in-fact



                              Page 36 of 37 Pages

                              /s/ Monica R. Landry
                              ----------------------------------------
                              FARALLON CAPITAL MANAGEMENT, L.L.C.
                              By Monica R. Landry,
                              Managing Member


                              /s/ Monica R. Landry
                              ----------------------------------------
                              Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and
                              Mark C. Wehrly.






                              Page 37 of 37 Pages